Exhibit 99.1

CONOLOG ANNOUNCES $300,000 DESIGN CONTRACT FOR ITS NEW CM-100 COMMUNICATION SYSTEM

Somerville, NJ – August 29, 2008 : Conolog Corporation (NASDAQ: CNLG), an engineering and design company that provides digital signal processing solutions to global electric utilities, announced today a $300,000 contract with Logic Product Development of Minneapolis, MN to complete system upgrades and testing to its new CM-100 communications system. This new system is expected to be delivered to the market during the first fiscal quarter of 2009.

The Company also announced that “The Company has received a NASDAQ Staff Deficiency letter, dated August 26, 2008, that for the last 30 consecutive business days, the bid price of the Company’s common stock has closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4310(c)(4) (the “Rule”). Therefore, in accordance with Marketplace Rule 4310(c)(8)(D), the Company will be provided 180 calendar days, or until February 23, 2009, to regain compliance. If at any time before February 23, 2009, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Staff will provide written notification that it complies with the rule.”

Chairman of Conolog Robert Benou stated “ The Company will take appropriate steps to try to regain compliance to resolve a bid price deficiency.”

About Conolog Corporation

Conolog Corporation is a provider of digital signal processing and digital security solutions to electric utilities worldwide. The Company designs and manufactures electromagnetic products to the military and provides engineering and design services to a variety of industries, government organizations and public utilities nationwide. The Company’s INIVEN division manufactures a line of digital signal processing systems, including transmitters, receivers and multiplexers.

Contact: Conolog Corporation: Robert Benou, Chairman, 908/722-8081

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company’s products, increased levels of competition, new products introduced by competitors, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. – There can be no assurance that utilities will purchase any of our systems..

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